UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 12, 2015

THE WENDY’S COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Dave Thomas Blvd.
Dublin, Ohio 43017
(Address of principal executive offices, including ZIP code)
(614) 764-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On August 11, 2015, The Wendy’s Company (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), to repurchase the Company’s common stock, par value $0.10 (the “Common Stock”) as part of the Company’s existing share repurchase programs.
Under the ASR Agreement, on August 12, 2015, the Company will pay Wells Fargo an initial purchase price of $164.5 million in cash and will receive an initial delivery of approximately 14.39 million shares of Common Stock. The total number of shares of Common Stock to ultimately be purchased by the Company under the ASR Agreement will generally be based on the average of the daily volume-weighted average prices of the Common Stock during the term of the ASR Agreement, less an agreed discount. Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of Common Stock from Wells Fargo or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares of Common Stock or make a cash payment, at its option, to Wells Fargo. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Wells Fargo and various acknowledgments, representations and warranties made by the parties to one another.  The ASR Agreement is scheduled to expire in approximately twelve weeks, but may conclude earlier at Wells Fargo’s option.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

THE WENDY’S COMPANY

By:	/s/ Dana Klein
Name:	Dana Klein
Title:	Senior Vice President – Corporate and Securities Counsel and Assistant Secretary

Dated: August 12, 2015